Exhibit 99.1

       AFP Imaging Reports Record Profitable Fourth Quarter and Year-End
                  Results for Fiscal Year Ending June 30, 2005

    ELMSFORD, N.Y.--(BUSINESS WIRE)--Sept. 13, 2005--AFP Imaging
Corporation (OTCBB:AFPC) today reported increasing sales and earnings for the twelve months ended June 30, 2005.

    -- Net Revenues increased 17% for the fiscal year and 9% for the fourth quarter,

    -- Adjusted Income from Operations increased 14% for the fiscal year,

    Net revenues for the twelve months ended June 30, 2005 were $23.14 million, an increase of $3.3 million or 17%, compared to $19.83 million in the same period last year. Net revenues for the fourth quarter were $6.16 million, an increase of $.52 million or 9%, compared to $5.64 million in the same period last year.
    Adjusted Income from Operations, for the twelve months ended June 30, 2005, was $1,659,555, an increase of $205,927 or 14%, compared to
$1,453,628 in the same period last year. Adjusted Income from Operations, for Fiscal 2005, was calculated by excluding nonrecurring charges totaling approximately $305,000 from Operating Income. These expenses related to the settlement of two lawsuits. Income from Operations for the fourth quarter was approximately $207,600, a decrease of $91,900 or 31%, compared to approximately $299,500 for the same period last year. In the quarter ended June 30, 2005, the Company recorded an income tax benefit of approximately $340,000 ($.04 and $.03 per basic and diluted share) resulting from a decrease in the Company's valuation allowance against its deferred tax asset. As of June 30, 2005, the Company's deferred tax asset is $680,000 and primarily relates to losses reported in prior years. The Company believes it is likely it will utilize, in the future, a portion of these prior year net operating loss carry-forwards.
    David Vozick, Chairman, said, "This is the highest sales and profit levels for AFP in the past three years. Management is extremely pleased to report that the Company continues to invest in and expand its veterinary and dental imaging products. Our mission is to provide a diverse selection of diagnostic imaging products, both analog and digital modalities, to satisfy varied customer requirements and financial needs. In Fiscal 2005, the Company achieved the following goals: we expanded our computed radiographic 'CR' and direct radiographic 'DR' product lines for veterinarians, both of these systems are computer based and do not require the use of traditional x-ray film and are designed for whole-body, diagnostic veterinary applications; we recruited a new Executive Vice-President of Technology with over twenty years of senior management experience in the design and development of dental systems and products; AFP expanded its veterinary product line by becoming the world-wide distributor of general-purpose x-ray tables and other components designed specifically for all veterinary applications. In addition, we have brought to this new opportunity the integration of our direct digital imaging 'DR' alternative to replace x-ray film and take advantage of electronic storage and communications of clinical images. We look forward to fiscal 2006 with our expanded product lines and geographic coverage."
    For the twelve months ended June 30, 2005, Adjusted Net Income, which includes the deferred tax benefit of $680,000 resulting from the decrease in the Company's deferred tax asset valuation allowance and which excludes the above costs associated with the lawsuits, would have been $2,204,868 or $.24 per basic share and $.22 per diluted share, an increase of $859,401 or 64%, compared to Adjusted Net Income of $1,345,467 or $.15 per basic share and $.14 per diluted share for the same period last year. Net Income for the twelve months ended June 30, 2005 was $1,899,930 or $.20 per basic share and $.19 per diluted share. For the fourth quarter of Fiscal 2005, Net Income was $515,919 or $.05 per basic share and diluted share, an increase of $108,463 or 27%, compared to Net Income of $407,456 or $.04 per basic share and diluted share for the same period last year.
    At June 30, 2005, the Company had $674,585 in total debt, a reduction of $1.0M in the current fiscal year. The Company continues to have positive cash flow and primarily use internally generated funds to reduce debt, and has repaid, in full, one of two subordinated notes related to a prior dental acquisition. The Company's working capital was $4.35 million at June 30, 2005 compared to $2.59 million at June 30, 2004, an increase of 68%.
    AFP Imaging Corporation's quality assurance program is ISO 9001 certified to the latest international standards. The Company designs, develops, manufactures, and distributes radiographic imaging equipment whose products are widely utilized in dental and medical diagnostics. The Company's new products and imaging technology is providing the gateway for future growth. AFP's products are used by medical, dental, veterinary and industrial professionals. The Company's products include x-ray units, digital x-ray sensors, film processors, chemistry, and panoramic units. The Company's products are sold worldwide under various brands and under registered trademarks that include AFP, DENT-X, and EVA, among many others. For additional product information please visit our web sites at www.afpimaging.com and www.dent-x.com.


                       Three Months Ended       Twelve Months Ended
                            June 30,                  June 30,
                        2005        2004         2005         2004
                       ------      ------       ------       ------

Net Sales            $6,156,426  $5,641,132  $23,135,063  $19,832,910
                    ----------- -----------  -----------  -----------
Adjusted Operating
 Income(1)             $207,588    $299,449   $1,659,555   $1,453,628

Environmental
 Lawsuits Charges(1)          -           -     $304,938            -

Operating Income       $207,588    $299,499   $1,354,617   $1,453,628

Income Before Taxes    $186,773    $262,066   $1,229,259   $1,296,613

Benefit for Taxes(2)  ($329,146)  ($145,390)   ($670,671)    ($48,854)

Net Income             $515,919    $407,456   $1,899,930   $1,345,467

Environmental
 Lawsuits Charges(1)          -           -     $304,938            -

Adjusted Net
 Income(1)             $515,919    $407,456   $2,204,868   $1,345,467

Net Income per share
    Basic                  $.05        $.04         $.20         $.15
    Fully Diluted          $.05        $.04         $.19         $.14

Weighted average
 shares outstanding
    Basic             9,403,343   9,270,617    9,380,855    9,270,617
                    ----------- -----------  -----------  -----------
    Fully Diluted     9,952,483   9,903,965    9,885,662    9,632,188
                    ----------- -----------  -----------  -----------

(1) Excluded from Adjusted Operating Income and Adjusted Net Income for the twelve months ended June 30, 2005, are specific non-operating charges of $304,938, associated with settling the outstanding environmental lawsuits.

(2) Includes Current Deferred Tax Benefit of $340,000 recorded in each of Quarter 3 and Quarter 4, respectively, of Fiscal Year 2005.


    The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. The Company's actual results may differ significantly from the results discussed in this press release or in other forward-looking statements presented by management. Among the factors that could cause actual results to differ materially include failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the Company's inability to meet increasing demand for its new products, general downward trends in the Company's industry and other risk factors as described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectation or any change in events, conditions or circumstances on which such statement is based.



    CONTACT: AFP Imaging Corporation
             David Vozick, 914-592-6100